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EXHIBIT 5.1

[O'MELVENY & MYERS LETTERHEAD]

October 22, 2002

Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

  Re:
  Registration of Securities of Univision Communications Inc.

Dear Sir or Madam:

        At your request, we have examined the Registration Statement on Form S-4 (File No. 333-99037), as amended (the "Registration Statement"), of Univision Communications Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 92,402,576 shares of Class A common stock, par value $0.01 per share, and up to 24,065,999 shares of Class B common stock, par value $0.01 per share, of the Company (collectively, the "Shares") to be issued pursuant to the Agreement and Plan of Reorganization dated June 11, 2002 by and among the Company, Hispanic Broadcasting Corporation, and a wholly-owned subsidiary of the Company.

        Subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Shares being offered by the Company, we are of the opinion that the Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares pursuant to the Merger Agreement as described in the Registration Statement and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company or the book-entry of the Shares by the transfer agent for the Company's common stock in the name of the Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement. Please note that attorneys at O'Melveny & Myers LLP participating in the preparation of Univision's registration statement on Form S-4 (No. 333-99037) hold 25,768 Univision Class A common shares.

Respectfully submitted,
/s/ O'MELVENY & MYERS LLP

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EXHIBIT 5.1